As filed with the Securities and Exchange Commission on December 21, 2021

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
DTE ENERGY COMPANY
(Exact name of registrant as specified in its charter)

Michigan	38-3217752
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Energy Plaza
Detroit, Michigan	48226-1279
(Address of Principal Executive Offices)	(Zip Code)

DTE ENERGY COMPANY AMENDED
AND RESTATED LONG-TERM INCENTIVE PLAN
(Full title of the plan)
________________
Lisa A. Muschong
DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226-1279
(313) 235-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________
Copies to:

Timothy E. Kraepel
DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226-1279
(313) 235-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company		☐		(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock	3,528,000.00	$118.68	$418,703,040.00	$38,813.77

(1)    Number of shares that may be issued by Registrant pursuant to stock options or other stock awards available for future grant under the Company's Amended and Restated Long-Term Incentive Plan (Plan). The Plan provides that the number of shares available under the Plan will be equitably adjusted in the event of a stock dividend, stock split, recapitalization or similar event. Accordingly, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares that by reason of such event may become available under the Plan.

(2) Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(h) and based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on December 15, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the registration of an additional 3,528,000 shares of common stock, no par value (“Common Stock”) of DTE Energy Company for future issuance pursuant to awards under the Amended and Restated DTE Energy Company Long-Term Incentive Plan (the “Plan”).

This Registration Statement is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to such instruction, the contents of the previous Registration Statements on Form S-8 related to the Plan listed below are incorporated herein by reference and made part of this Registration Statement, except as amended hereby:

•Form S-8 (333-133645) filed on April 28, 2006
•Post–Effective Amendment No.1 (333-133645) filed on August 22, 2006
•Form S-8 (333-183440) filed on August 20, 2012
•Form S-8 (333-199746) filed October 31, 2014
•Form S-8 (333-225917) filed June 27, 2018

Effective as of May 20, 2021, DTE Energy Company amended and restated the Plan in order to, among other things, increase the number of shares of Common Stock that may be issued under the Plan from 16,500,000 to 19,500,000 shares of Common Stock.

Effective July 1, 2021 DTE Energy completed the previously announced separation and distribution to its shareholders of all the outstanding shares of DT Midstream, Inc. by means of a stock dividend of one share of DT Midstream’s common stock for every two shares of the Company’s common stock. The Plan provides that the number of shares available under the Plan will be equitably adjusted in the event of stock dividend, stock split, recapitalization or similar event. Accordingly, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement covers 528,000 shares in addition to the 3,000,000 shares approved in the May 20, 2021 amendment to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Description

*4.1	Amended and Restated Articles of Incorporation of DTE Energy Company dated December 13, 1995 as amended from time to time (incorporated herein by reference to Exhibit 3.1 to DTE Energy’s Form 8-K dated May 6, 2010).

*4.2	Bylaws of DTE Energy Company, as amended through September 17, 2015 (incorporated herein by reference to Exhibit 3.1 to DTE Energy’s Form 8-K dated September 17, 2015).

4.3	DTE Energy Company Amended and Restated Long-Term Incentive Plan

5.1	Opinion of JoAnn Chávez, Esq.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of JoAnn Chávez, Esq. (contained in Exhibit 5.1).

24.1	Directors’ Power of Attorney.

* Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, DTE Energy Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on this 21st day of December, 2021.

DTE ENERGY COMPANY

/s/Gerardo Norcia
Gerardo Norcia
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Gerardo Norcia	Director, President and Chief	December 21, 2021
Gerardo Norcia	Executive officer
(Principal Executive Officer)

/s/David Ruud	Senior Vice President and	December 21, 2021
David Ruud	Chief Financial Officer
(Principal Financial Officer)

/s/Tracy Myrick	Chief Accounting Officer	December 21, 2021
Tracy Myrick	(Principal Accounting Officer)

Signature	Title	Date

*	Director	December 21, 2021
Gerard M. Anderson

*	Director	December 21, 2021
David A. Brandon

*	Director	December 21, 2021
Charles G. McClure, Jr.

*	Director	December 21, 2021
Gail J. McGovern

*	Director	December 21, 2021
Mark A. Murray

*	Director	December 21, 2021
Gerardo Norcia

*	Director	December 21, 2021
Ruth G. Shaw

*	Director	December 21, 2021
Robert C. Skaggs, Jr.

*	Director	December 21, 2021
David A. Thomas

*	Director	December 21, 2021
Gary H. Torgow

*	Director	December 21, 2021
James H. Vandenberghe

*	Director	December 21, 2021
Valerie M. Williams

/s/David Ruud	Attorney-in-Fact	December 21, 2021
*By David Ruud